Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin
Vice President and Treasurer
irelations@buckeye.com
(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS RECORD FINANCIAL RESULTS

FOR FOURTH QUARTER AND FULL YEAR 2014

Announces Increase in Cash Distribution

HOUSTON, February 6, 2015 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported its financial results for the fourth quarter and full year 2014.  Buckeye reported income from continuing operations for the fourth quarter of 2014 of $104.0 million compared to income from continuing operations for the fourth quarter of 2013 of $87.5 million.

Adjusted EBITDA (as defined below) from continuing operations for the fourth quarter of 2014 was $223.5 million compared to $178.6 million for the fourth quarter of 2013.

Income from continuing operations attributable to Buckeye’s unitholders was $0.82 per diluted unit for the fourth quarter of 2014 compared to $0.75 per diluted unit for the fourth quarter of 2013.  The diluted weighted average number of units outstanding in the fourth quarter of 2014 was 127.6 million compared to 114.1 million in the fourth quarter of 2013.

“Our fourth quarter financial results reflect strong performance across all of our business segments driven by recent acquisitions, growth capital projects and improving business opportunities, particularly increasing demand for storage services,” said Clark C. Smith, Chairman, President and Chief Executive Officer.  “Year over year, we realized a full quarter benefit from the terminals acquired from Hess as well as a meaningful contribution for the first full quarter from the Buckeye Texas Partners assets in Corpus Christi.  We also enjoyed a full quarter contribution from new growth capital investments, including the crude oil rail and storage projects at our Chicago Complex as well as truck rack and pipeline connection projects at our Perth Amboy facility,” continued Mr. Smith.

“While we are currently operating in a volatile market for crude oil, we believe our diverse portfolio of assets will deliver consistent financial results in periods of increasing or decreasing crude oil and petroleum products prices.  While we expect certain aspects of our business will likely be negatively impacted by the decline in petroleum product prices we have seen over the past six months, other businesses are expected to benefit, as contango drives interest in storage and lower refined product prices potentially drives higher throughput volumes.  Overall, we believe Buckeye is well positioned for the current market environment,” commented Mr. Smith.

On January 30, 2015, Buckeye announced the initiation of an open season for the Michigan/Ohio Pipeline Expansion Project.  This project would allow the company to offer expanded service to transport refined petroleum products west to east, from supply locations in Michigan and Ohio to destination locations in Ohio and Western Pennsylvania.  “This project demonstrates our continued focus on identifying growth capital opportunities that leverage our existing asset footprint and provide logistical solutions to meet the needs of our customers,” commented Mr. Smith.

Distributable cash flow (as defined below) from continuing operations for the fourth quarter of 2014 was $160.1 million compared to $117.8 million for the fourth quarter of 2013.  Buckeye also reported distribution coverage of 1.10 times for the fourth quarter of 2014.

Full Year Results.  For 2014, Buckeye reported income from continuing operations of $374.5 million compared to income from continuing operations for 2013 of $351.6 million.

Income from continuing operations attributable to Buckeye’s unitholders was $3.11 per diluted unit for 2014 compared to $3.23 per diluted unit for 2013.  The diluted weighted average number of units outstanding for 2014 was 119.9 million compared to 107.7 million for 2013.

For 2014, Adjusted EBITDA from continuing operations was $763.6 million compared to $648.8 million for 2013.  Distributable cash flow from continuing operations for 2014 was $526.8 million compared to $454.2 million for 2013.  Buckeye reported distribution coverage of 0.96 times for 2014.

“Looking forward, construction of the 50,000 barrels-per-day condensate splitter and refrigerated LPG storage capacity at our Corpus Christi facility continues and these assets are expected to be placed in service by mid-2015,” stated Mr. Smith.  “One hundred percent of this capacity is subject to long-term contracts with Trafigura, our joint venture partner.  Once operational, these assets are expected to generate significant incremental cash flows and deliver additional value to our unitholders,” continued Mr. Smith.

Discontinued Operations.  As previously announced, as of December 31, 2014, Buckeye completed the sale of all of the outstanding limited liability company interests in Lodi Gas Storage, L.L.C., our Natural Gas Storage business, to Brookfield Infrastructure and its institutional partners.  The net proceeds, after closing adjustments, of $103.4 million were used to reduce the indebtedness outstanding under Buckeye’s revolving credit facility and for general partnership purposes.

Cash Distribution.  Buckeye also announced today that its general partner declared a cash distribution of $1.1375 per limited partner unit (“LP Unit”) for the quarter ended December 31, 2014.  The distribution will be payable on February 24, 2015 to unitholders of record on February 17, 2015.  This cash distribution represents a 4.6 percent increase over the $1.0875 per LP Unit distribution declared for the fourth quarter of 2013.  For 2014, Buckeye declared distributions of $4.475 LP Unit, which represents a 4.7 percent increase over the $4.275 per LP Unit for 2013.  Buckeye has paid cash distributions in each quarter since its formation in 1986.

Conference Call.  Buckeye will host a conference call with members of executive management today, February 6, 2015, at 11:00 a.m. Eastern Time. To access the live webcast of the call, go to http://edge.media-server.com/m/p/dgjqr8on ten minutes prior to its start.  Interested parties may participate in the call by dialing 877-870-9226.   A replay will be archived and available at this link through March 31, 2015, and the replay also may be accessed by dialing 800-585-8367 and entering conference ID 67816794.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership and owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, and marketing of liquid petroleum products.  Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered with approximately 6,000 miles of pipeline and more than 120 liquid petroleum products terminals with aggregate storage capacity of over 110 million barrels across our portfolio of pipelines, inland terminals and an integrated network of marine terminals located primarily in the East Coast and Gulf Coast regions of the United States and in the Caribbean.  Buckeye has a controlling interest in a company with a vertically integrated system of marine midstream assets in Corpus Christi and the Eagle Ford Shale formation in Texas.  Buckeye’s flagship marine terminal, BORCO, is in The Bahamas and is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products.  Buckeye’s network of marine terminals enables it to facilitate global flows of crude oil, refined petroleum products, and other commodities, and to offer its customers connectivity to some of the world’s most important bulk storage and blending hubs.  Buckeye is also a wholesale distributor of refined petroleum products in areas served by its pipelines and terminals.  Finally, Buckeye also operates or maintains third-party pipelines under agreements with major oil and gas, petrochemical and chemical companies, and performs certain engineering and construction management services for third parties.  More information concerning Buckeye can be found at www.buckeye.com.

* * * * *

Adjusted EBITDA and distributable cash flow are measures not defined by GAAP.  Adjusted EBITDA is the primary measure used by our senior management, including our Chief Executive Officer, to (i) evaluate our consolidated operating performance and the operating performance of our business segments, (ii) allocate resources and capital to business segments, (iii) evaluate the viability of proposed projects, and (iv) determine overall rates of return on alternative investment opportunities.  Distributable cash flow is another measure used by our senior management to provide a clearer picture of Buckeye’s cash available for distribution to its unitholders.  Adjusted EBITDA and distributable cash flow eliminate (i) non-cash expenses, including, but not limited to, depreciation and amortization expense resulting from the significant capital investments we make in our businesses and from intangible assets recognized in business combinations, (ii) charges for obligations expected to be settled with the issuance of equity instruments, and (iii) items that are not indicative of our core operating performance results and business outlook.

Buckeye believes that investors benefit from having access to the same financial measures used by senior management and that these measures are useful to investors because they aid in comparing Buckeye’s operating performance with that of other companies with similar operations.  The Adjusted EBITDA and distributable cash flow data presented by Buckeye may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of each of Adjusted EBITDA and distributable cash flow to income from continuing operations.

* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,”

“expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among them are (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminal, and storage assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of refined petroleum products, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) our inability to realize the expected benefits of the Buckeye Texas Partners transaction, and (xi) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013 and our most recent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

* * * * *

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Buckeye’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Buckeye’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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BUCKEYE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue:
Product sales	$936,397	$1,357,353	$5,348,532	$3,966,247
Transportation, storage and other services	349,597	298,231	1,311,715	1,087,854
Total revenue	1,285,994	1,655,584	6,660,247	5,054,101

Costs and expenses:
Cost of product sales	917,659	1,353,996	5,311,552	3,944,448
Operating expenses	140,952	120,647	537,705	413,577
Depreciation and amortization	64,652	37,499	196,443	147,591
General and administrative	19,764	19,625	79,200	70,444
Total costs and expenses	1,143,027	1,531,767	6,124,900	4,576,060

Operating income	142,967	123,817	535,347	478,041

Other income (expense):
Earnings from equity investments	5,306	272	11,265	5,243
Interest and debt expense	(44,172)	(36,093)	(171,235)	(130,920)
Other income (expense)	43	8	(428)	295
Total other expense, net	(38,823)	(35,813)	(160,398)	(125,382)

Income from continuing operations before taxes	104,144	88,004	374,949	352,659
Income tax expense	(132)	(539)	(451)	(1,060)
Income from continuing operations	104,012	87,465	374,498	351,599
Loss from discontinued operations	(8,133)	(169,160)	(59,641)	(187,174)
Net income (loss)	95,879	(81,695)	314,857	164,425
Less: Net loss (income) attributable to noncontrolling interests	644	(1,057)	(1,903)	(4,152)
Net income (loss) attributable to Buckeye Partners, L.P.	$96,523	$(82,752)	$312,954	$160,273

Basic earnings (loss) per unit attributable to Buckeye Partners, L.P.:
Continuing operations	$0.82	$0.76	$3.12	$3.25
Discontinued operations	(0.06)	(1.49)	(0.50)	(1.75)
Total	$0.76	$(0.73)	$2.62	$1.50

Diluted earnings (loss) per unit attributable to Buckeye Partners, L.P.:
Continuing operations	$0.82	$0.75	$3.11	$3.23
Discontinued operations	(0.06)	(1.48)	(0.50)	(1.74)
Total	$0.76	$(0.73)	$2.61	$1.49

Weighted average units outstanding:
Basic	126,968	113,535	119,323	107,202
Diluted	127,599	114,091	119,899	107,677

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue:
Pipelines & Terminals	$232,526	$217,887	$898,155	$786,759
Global Marine Terminals	111,224	65,854	395,306	252,270
Merchant Services	938,421	1,362,857	5,358,626	3,990,575
Development & Logistics	24,994	17,199	81,631	59,247
Intersegment	(21,171)	(8,213)	(73,471)	(34,750)
Total revenue	$1,285,994	$1,655,584	$6,660,247	$5,054,101

Total costs and expenses: (1)
Pipelines & Terminals	$122,886	$113,566	$486,778	$401,329
Global Marine Terminals	85,490	48,714	275,514	176,890
Merchant Services	935,614	1,364,089	5,374,084	3,987,490
Development & Logistics	20,208	13,611	61,995	45,101
Intersegment	(21,171)	(8,213)	(73,471)	(34,750)
Total costs and expenses	$1,143,027	$1,531,767	$6,124,900	$4,576,060

Depreciation and amortization:
Pipelines & Terminals	$21,119	$16,717	$74,498	$63,799
Global Marine Terminals	41,831	18,828	114,335	76,146
Merchant Services	1,284	1,461	5,840	5,693
Development & Logistics	418	493	1,770	1,953
Total depreciation and amortization	$64,652	$37,499	$196,443	$147,591

Operating income (loss):
Pipelines & Terminals	$109,640	$104,321	$411,377	$385,430
Global Marine Terminals	25,734	17,140	119,792	75,380
Merchant Services	2,807	(1,232)	(15,458)	3,085
Development & Logistics	4,786	3,588	19,636	14,146
Total operating income	$142,967	$123,817	$535,347	$478,041

Adjusted EBITDA from continuing operations:
Pipelines & Terminals	$140,759	$132,195	$511,329	$471,091
Global Marine Terminals	73,024	40,494	239,556	149,740
Merchant Services	4,509	1,772	(8,059)	12,616
Development & Logistics	5,242	4,120	20,742	15,367
Adjusted EBITDA from continuing operations	$223,534	$178,581	$763,568	$648,814

Capital additions, net: (2)
Pipelines & Terminals	$54,347	$37,313	$220,255	$151,827
Global Marine Terminals	115,820	65,685	248,905	206,472
Merchant Services	461	—	614	113
Development & Logistics	98	1,398	1,595	2,840
Total segment capital additions, net	170,726	104,396	471,369	361,252
Natural Gas Storage disposal group (3)	592	41	780	193
Total capital additions, net	$171,318	$104,437	$472,149	$361,445

Summary of capital additions, net: (2) (3)
Maintenance capital expenditures	$23,775	$27,291	$80,141	$71,595
Expansion and cost reduction	147,543	77,146	392,008	289,850
Total capital additions, net	$171,318	$104,437	$472,149	$361,445

	December 31,
	2014	2013
Key Balance Sheet Information:
Cash and cash equivalent	$8,208	$4,950
Long-term debt, total (4)	3,388,986	3,092,711

  (1) Includes depreciation and amortization.

  (2) Amounts exclude accruals for capital expenditures.

  (3) Includes Natural Gas Storage disposal group capital expenditures as follows: (i) maintenance capital expenditures of $592 thousand and $753 thousand for the three months and year ended December 31, 2014, respectively, and $41 thousand and $119 thousand for the three months and year ended December 31, 2013, respectively, and (ii) expansion and cost reduction capital of $27 thousand and $74 thousand for the years ended December 31, 2014 and 2013, respectively.

  (4) Includes long-term debt portion of Buckeye Partners, L.P. Credit Facility of $29 million as of December 31, 2013.

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA - Continued

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Pipelines & Terminals (average bpd in thousands):
Pipelines:
Gasoline	710.2	710.7	702.8	717.8
Jet fuel	347.6	335.1	336.0	334.4
Middle distillates (1)	367.3	390.7	354.9	345.7
Other products (2)	35.3	26.1	36.6	28.5
Total pipelines throughput	1,460.4	1,462.6	1,430.3	1,426.4

Terminals:
Products throughput	1,159.6	1,003.9	1,136.5	975.1

Pipeline Average Tariff (cents/bbl)	84.3	83.6	85.2	82.2

Merchant Services (in millions of gallons):
Sales volumes	437.4	461.7	2,009.0	1,371.5

(1)         Includes diesel fuel and heating oil.

(2)         Includes liquefied petroleum gas, intermediate petroleum products and crude oil.

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

Non-GAAP Reconciliations

(In thousands, except per unit amounts and coverage ratio)

(Unaudited)

		Three Months Ended		Year Ended
		December 31,		December 31,
		2014	2013	2014	2013

Income from continuing operations		$104,012	$87,465	$374,498	$351,599
Less:	Net loss (income) attributable to noncontrolling interests	644	(1,057)	(1,903)	(4,152)
Income from continuing operations attributable to Buckeye Partners, L.P.		104,656	86,408	372,595	347,447
Add:	Interest and debt expense	44,172	36,093	171,235	130,920
	Income tax expense	132	539	451	1,060
	Depreciation and amortization (1)	64,652	37,499	196,443	147,591
	Non-cash unit-based compensation expense	7,718	9,004	20,867	21,013
	Acquisition and transition expense (2)	4,972	11,806	13,048	11,806
Less:	Amortization of unfavorable storage contracts (3)	(2,768)	(2,768)	(11,071)	(11,023)
Adjusted EBITDA from continuing operations		$223,534	$178,581	$763,568	$648,814
Less:	Interest and debt expense, excluding amortization of deferred financing costs, debt discounts and other	(39,886)	(33,317)	(156,728)	(122,471)
	Income tax expense, excluding non-cash taxes	(356)	(196)	(675)	(717)
	Maintenance capital expenditures	(23,183)	(27,250)	(79,388)	(71,476)
Distributable cash flow from continuing operations		$160,109	$117,818	$526,777	$454,150

Distributions for coverage ratio (4)		$144,972	$125,475	$549,542	$456,507
Coverage ratio from continuing operations		1.10	0.94	0.96	0.99

(1)         Includes $12.1 million and $12.3 million of depreciation and amortization expense for the three months and the year ended December 31, 2014, respectively, representing 100% of ownership interest in Buckeye Texas.

(2)         Represents acquisition and transition expense related to the Hess Terminals acquisition in December 2013 and the Buckeye Texas Partners transaction in September 2014.

(3)         Represents the amortization of the negative fair values allocated to certain unfavorable storage contracts acquired in connection with the BORCO acquisition.

(4)         Represents cash distributions declared for LP Units outstanding as of each respective period.  Amounts for 2014 reflect actual cash distributions paid on LP Units for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 and estimated cash distributions for the quarter ended December 31, 2014.